Exhibit 99.1

Supplement dated October 21, 2024

to Information Statement

As previously disclosed, Glatfelter Corporation, a Pennsylvania corporation (“Glatfelter”), entered into certain definitive agreements (the “Transaction Agreements”) with Berry Global Group, Inc., a Delaware corporation (“Berry”), and certain of their respective subsidiaries, which provide for a series of transactions, including the spinoff of the global nonwovens and hygiene films business (the “HHNF Business”) of Berry and subsequent merger of the HHNF Business with and into a subsidiary of Glatfelter (collectively, the “Transactions”). In connection with the Transaction Agreements, Glatfelter filed with the Securities and Exchange Commission (the “SEC”) a registration statement on Form S-4, which included a preliminary proxy statement/prospectus on August 23, 2024, as amended (the “Registration Statement”), which was declared effective on September 17, 2024, and a proxy statement/prospectus on September 19, 2024, which was subsequently supplemented on October 11, 2024 (the “Proxy Statement/Prospectus”). The Proxy Statement/Prospectus was first mailed to Glatfelter’s shareholders on September 20, 2024.

This Supplement (“Supplement”) to the Information Statement discloses certain additional information and updates certain information with respect to the Registration Statement and the Proxy Statement/Prospectus, which is included as an information statement with the Registration Statement on Form 10 (as supplemented, superseded, or otherwise modified by this Supplement, the “Information Statement”) filed by Treasure Holdco, Inc. (“Registrant” or “Spinco”).

The following information supplements the Information Statement and should be read in conjunction with the Information Statement, which should be read in its entirety.  To the extent that information in this Supplement differs from or updates information contained in the Registration Statement or the Proxy Statement/Prospectus, the information contained in this Supplement supersedes the information contained in the Registration Statement and the Proxy Statement/Prospectus. The information contained in this Supplement is incorporated by reference into the Information Statement. All page references in this Supplement are to pages of the Proxy Statement/Prospectus, and all capitalized terms used but not otherwise defined in this Supplement shall have the meanings ascribed to such terms in the Proxy Statement/Prospectus.

Certain Tax Matters

On October 21, 2024, Glatfelter and Berry waived the conditions to closing the Transactions relating to the IRS Ruling regarding the intended tax treatment of the Transactions. In addition, Glatfelter and Berry waived the condition to closing the Transactions relating to the delivery of opinions from tax counsel, although the agreements governing the Transactions still provide for the delivery of tax opinions at the closing of the Transactions (including an opinion to the effect that the Spinco Distribution will qualify as a tax-free distribution to Berry stockholders). Berry believes that, in the event that the Spinco Distribution was determined to be taxable to Berry, the taxable gain recognized by Berry, if any, would be immaterial based on Berry’s adjusted tax basis in the HHNF Business.

Also on October 21, 2024, Glatfelter, Berry and Spinco entered into an amendment to the Tax Matters Agreement. The amendment makes certain changes to take into account the parties’ waiver of the conditions to closing of the Transactions relating to (i) the delivery of opinions from tax counsel and (ii) the IRS Ruling regarding the intended tax treatment of the Transactions, as well as to clarify the parties’ respective liabilities for Transaction Taxes.

Material U.S. Federal Income Tax Consequences

The portion of the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 215 of the Proxy Statement/Prospectus and ending before the sub-section entitled “—Consequences of the Reverse Stock Split and Merger to U.S. Holders of Glatfelter common stock” is hereby amended and restated to read as set forth below:

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following are the material U.S. federal income tax consequences (i) of the Spinco Distribution and the Merger to U.S. Holders (as defined below) of Berry common stock, and (ii) of the reverse stock split and the Merger to U.S. Holders of Glatfelter common stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this document, all of which may change, possibly with retroactive effect. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of Berry common stock or Glatfelter common stock, as applicable, that is for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;
•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•	a trust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) the trust has a valid election in effect to be treated as a U.S. person for U.S. federal income tax purposes.

This discussion assumes that U.S. Holders of Berry common stock or Glatfelter common stock, as applicable, hold such stock as a capital asset for tax purposes (generally, assets held for investment). It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that stockholder’s particular circumstances or to a U.S. Holder subject to special rules, such as:

•	a financial institution, regulated investment company, real estate investment trust or insurance company;
•	a tax-exempt organization;
•	a dealer or broker in securities, commodities or foreign currencies;
•	a stockholder that holds Berry common stock or Glatfelter common stock, as applicable, as part of a hedge, appreciated financial position, straddle, conversion or other risk reduction transaction;
•	a stockholder that holds Berry common stock or Glatfelter common stock, as applicable, in a tax- deferred account, such as an individual retirement account or a plan qualifying under Section 401(k) of the Code; or
•	a stockholder that acquired Berry common stock or Glatfelter common stock, as applicable, pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership, or any entity or arrangement treated as a partnership for U.S. federal income tax purposes, holds Berry common stock or Glatfelter common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding Berry common stock or Glatfelter common stock should consult its own tax advisor.

This discussion of material U.S. federal income tax consequences does not address all potential U.S. federal income tax consequences of the Spinco Distribution, the Merger and the reverse stock split, including consequences that may depend on individual circumstances. In addition, it does not address any estate, gift or other non-income tax consequences, any tax consequences arising under the Medicare contribution tax on net investment income or the alternative minimum tax or any foreign, state or local tax consequences of the Spinco Distribution, the Merger and the reverse stock split. Each holder of Berry common stock should consult its own tax advisor as to the particular U.S. federal, state or local or foreign income or other tax consequences of the Spinco Distribution and the Merger to such holder. Each holder of Glatfelter common stock should consult its own tax advisor as to the particular U.S. federal, state or local or foreign income or other tax consequences of the reverse stock split and the Merger to such holder.

Tax Opinions

The agreements governing the Initial Spin, the Spinco Distribution, the Merger and certain related Transactions provide for the receipt by Berry, with a copy to Glatfelter, of Tax Opinions from its tax counsel substantially to the effect that, among other things, for U.S. federal income tax purposes, (a) the Initial Spin, taken together with certain related Transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and a tax-free distribution under Section 355 of the Code, (b) the Spinco Distribution will qualify as a tax-free distribution under Section 355 of the Code and (c) the Merger will qualify as a “reorganization” under Section 368(a) of the Code.

In rendering the Tax Opinions, Berry’s tax counsel will rely on, among other things, (1) representations and covenants made by Berry, Spinco and Glatfelter, and (2) specified assumptions, including an assumption regarding the completion of the Initial Spin, the Spinco Distribution, the Merger and certain related Transactions in the manner contemplated by the Transaction Documents. If any of those representations, covenants or assumptions is inaccurate, or the facts upon which the Tax Opinions will be based are materially different from the facts at the time of the Initial Spin or the Spinco Distribution, the conclusions expressed in the Tax Opinions may be incorrect and the tax consequences of the Initial Spin, the Spinco Distribution and the Merger could differ from those described below. Opinions of counsel are not binding on the IRS. As a result, a conclusion expressed in the Tax Opinions could be challenged by the IRS, and if the IRS prevails in such challenge, the tax consequences to Berry and its stockholders could be materially less favorable.

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Consequences of the Spinco Distribution and the Merger to U.S. Holders of Berry Common Stock

The Spinco Distribution

As described above, the agreements governing the Spinco Distribution provide for the receipt by Berry, with a copy to Glatfelter, of a Tax Opinion from BCLP LLP substantially to the effect that, among other things, for U.S. federal income tax purposes, the Spinco Distribution, taken together with certain related Transactions, will qualify as a tax-free distribution under Section 355 of the Code. If the Spinco Distribution qualifies as a tax-free distribution, then for U.S. federal income tax purposes:

•	U.S. Holders of Berry common stock will not recognize income, gain or loss upon the receipt of Spinco common stock in the Spinco Distribution;
•	the aggregate tax basis of the shares of Spinco common stock distributed by way of a Spin-Off to a U.S. Holder of Berry common stock will be determined by allocating the aggregate tax basis of such U.S. Holder in the shares of Berry common stock with respect to which the pro rata distribution is made between such Berry common stock and the Spinco common stock received in proportion to the relative fair market values of each immediately following the Spinco Distribution; and
•	the holding period (for U.S. federal income tax purposes) of any shares of Spinco common stock received by a U.S. Holder of Berry common stock will include the holding period at the time of the completion of the Spinco Distribution of the shares of Berry common stock with respect to which the shares of Spinco common stock were received.

In general, if the Spinco Distribution were not to qualify as a tax-free distribution under Section 355 of the Code, each U.S. Holder who receives Spinco common stock in the Spinco Distribution would generally be treated as receiving a taxable distribution equal to the fair market value of the Spinco common stock received by such U.S. Holder in the Spinco Distribution. In the event that a U.S. Holder is treated as receiving a taxable distribution in the Spinco Distribution, such distribution would be treated as a taxable dividend to the extent of such U.S. Holder’s allocable share of Berry’s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes), and to the extent the distribution exceeds such earnings and profits, the distribution would constitute a return of capital and would first reduce the U.S. Holder’s basis in its Berry common stock, but not below zero, and then would be treated as a gain from the sale of the Berry common stock. In addition, if the Spinco Distribution were not to qualify for non-recognition treatment under Section 355 of the Code, Berry would recognize taxable gain on the Spinco Distribution to the extent (if any) that the fair market value of the Spinco common stock distributed exceeds Berry’s tax basis in such Spinco common stock, which could result in tax liability to Berry.

Berry stockholders that have acquired different blocks of Berry common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, any shares of Spinco common stock they receive in the Spinco Distribution.

While the Spinco Distribution should otherwise qualify generally for non-recognition treatment under Section 355 of the Code to Berry, the Spinco Distribution would be taxable to Berry (but not to Berry stockholders) pursuant to Section 355(e) of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Berry or Spinco, directly or indirectly (including through acquisitions of the stock of Glatfelter after the completion of the Merger), as part of a plan or series of related transactions that includes the Spinco Distribution. For this purpose, any acquisitions of Berry or Spinco common stock (including through acquisitions of the stock of Glatfelter after the completion of the Merger) within the period beginning two years before the Spinco Distribution and ending two years after the Spinco Distribution are presumed to be part of such a plan, although Berry, Spinco or Glatfelter, as the case may be, may be able to rebut that presumption, depending on the facts and circumstances. For purposes of this test, the Merger will be treated as part of such a plan. If the IRS were to determine that other acquisitions of Berry common stock or Spinco common stock (including through acquisitions of the stock of Glatfelter after the completion of the Merger), either before or after the Spinco Distribution, were part of a plan or series of related transactions that included the Spinco Distribution, such determination, if sustained, could result in the recognition of a material amount of taxable gain by Berry under Section 355(e) of the Code.

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In general, under the Tax Matters Agreement, the Glatfelter Group is required to indemnify Berry against any tax consequences arising as a result of certain prohibited actions taken by Glatfelter, Spinco or their respective subsidiaries. If the Spinco Distribution were to be taxable to Berry, the liability for payment of such tax generally would be borne by Berry under the Tax Matters Agreement unless the liability arises as a result of certain prohibited actions taken by Glatfelter, Spinco or their respective subsidiaries.

The Merger

As described above, the agreements governing the Merger provide for the receipt by Berry, with a copy to Glatfelter, of a Tax Opinion from BCLP LLP substantially to the effect that the Merger will qualify as a “reorganization” under Section 368(a) of the Code. If the Merger qualifies as a “reorganization,” then, for U.S. federal income tax purposes:

•	U.S. Holders of Spinco common stock will not recognize any income, gain or loss upon the receipt of Glatfelter common stock in the Merger (except for any gain or loss recognized with respect to the receipt of cash in lieu of fractional shares of Glatfelter common stock);
•	the aggregate tax basis of Glatfelter common stock received by a U.S. Holder of Spinco common stock in the Merger (including fractional shares of Glatfelter common stock deemed received and disposed of as described below) will be the same as the aggregate tax basis of the Spinco common stock for which it is exchanged;
•	the holding period (for U.S. federal income tax purposes) of Glatfelter common stock received in exchange for shares of Spinco common stock (including fractional shares of Glatfelter common stock deemed received and disposed of as described below) will include the holding period of the Spinco common stock for which it is exchanged;
•	a U.S. Holder of Spinco common stock who receives cash in lieu of a fractional share of Glatfelter common stock will be treated as having received the fractional share pursuant to the Merger and then as having sold that fractional share for cash. As a result, such U.S. Holder of Spinco common stock will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in his or her fractional share, determined as set forth above; and
•	any gain or loss recognized by a U.S. Holder described above will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the Closing Date, the holder’s holding period for the relevant shares is greater than one year. For U.S. Holders of Spinco common stock that are noncorporate U.S. Holders, long-term capital gain generally will be taxed at a U.S. federal income tax rate that is lower than the rate for ordinary income or for short-term capital gains. The deductibility of capital losses is subject to limitations.

In general, if the Merger were not to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, a U.S. Holder would be required to recognize gain or loss equal to the difference, if any, between such U.S. Holder’s adjusted tax basis in its Spinco common stock surrendered in the Merger and an amount equal to the fair market value of its shares of Glatfelter common stock received in the Merger, plus any cash received in lieu of fractional shares. Generally, in such event, a U.S. Holder’s tax basis in the shares of Glatfelter common stock received in the Merger would equal the fair market value of such shares as of the date of the Merger, and such U.S. Holder’s holding period with respect to such shares would begin on the day after the Merger.

Berry stockholders that have acquired different blocks of Berry common stock at different times or at different prices should consult their tax advisors regarding the allocation of their aggregate adjusted basis among, and their holding period of, any shares of Glatfelter common stock received in the Merger.

Information Reporting and Backup Withholding

U.S. Treasury regulations generally require persons who own at least 5% of the total outstanding stock of Berry (by vote or value) and who receive Spinco common stock pursuant to the Spinco Distribution and persons who own at least 1% of the total outstanding stock of Spinco and who receive Glatfelter common stock pursuant to the Merger to attach to their U.S. federal income tax return for the year in which the Spinco Distribution and the Merger occur a detailed statement setting forth certain information relating to the tax-free nature of the Spinco Distribution and the Merger, as the case may be. Berry and/or Glatfelter will provide the appropriate information to each holder upon request, and each such holder is required to retain permanent records of this information. In addition, payments of cash to a U.S. Holder of Spinco common stock in lieu of a fractional share of Glatfelter common stock in the Merger may be subject to information reporting, unless the U.S. Holder provides the withholding agent with proof of an applicable exemption. Payments that are subject to information reporting may also be subject to backup withholding (currently at a rate of 24%) unless such U.S. Holder provides the withholding agent with a correct taxpayer identification number and otherwise complies with the requirements of the backup withholding rules. Backup withholding does not constitute an additional tax, but merely an advance payment, which may be refunded or credited against a U.S. Holder’s U.S. federal income tax liability, provided the required information is timely supplied to the IRS.

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Risk Factors

The disclosure in the section entitled “Risk Factors” under the risk factor entitled “The Spinco Distribution could result in significant tax liability, and Glatfelter may be obligated to indemnify Berry for any such tax liability imposed on Berry” beginning on page 52 of the Proxy Statement/Prospectus is hereby amended and restated to read as follows in its entirety:

The Spinco Distribution could result in significant tax liability, and Glatfelter may be obligated to indemnify Berry for any such tax liability imposed on Berry.

The agreements governing the Spinco Distribution, the Merger and certain related Transactions provide for the receipt by Berry, with a copy to Glatfelter, of (1) the Tax Opinions to the effect that, among other things, for U.S. federal income tax purposes, (a) the Spinco Distribution, taken together with certain related Transactions, will qualify as a “reorganization” under Section 368(a)(1)(D) of the Code and will qualify as a tax-free distribution under Section 355 of the Code, and (b) the Merger will qualify as a “reorganization” under Section 368(a) of the Code. Provided that such Transactions so qualify, Berry stockholders generally will not recognize any income, gain or loss for U.S. federal income tax purposes upon the receipt of Spinco common stock in the Spinco Distribution or Glatfelter common stock in the Merger (except for any gain or loss attributable to the receipt of cash in lieu of fractional shares of Glatfelter common stock) and Berry generally will not recognize income, gain or loss for U.S. federal income tax purposes, other than as a result of certain intercompany transactions undertaken prior to or in anticipation of the Spinco Distribution, potentially gain to the extent the Special Cash Payment exceeds Berry’s adjusted tax basis in the HHNF Business and in certain other circumstances.

In rendering the Tax Opinions, Berry’s tax counsel will rely on, among other things, (1) representations and covenants made by Berry, Spinco and Glatfelter, (2) specified assumptions, including an assumption regarding the completion of the Spinco Distribution, Merger and certain related Transactions in the manner contemplated by the Transaction Documents. If any of those representations, covenants or assumptions is inaccurate, or the facts upon which the Tax Opinions will be based are materially different from the facts at the time of the Spinco Distribution, the conclusions expressed in the Tax Opinions may be incorrect and the Spinco Distribution may not qualify (in whole or part) for tax-free treatment. As a result, the tax consequences to Berry and its stockholders could be materially less favorable. Tax Opinions of counsel are not binding on the IRS. See “Material U.S. Federal Income Tax Consequences.”

Even if the Spinco Distribution were otherwise to qualify generally for non-recognition treatment under Sections 368(a)(1)(D) and 355 of the Code, the Spinco Distribution would be taxable to Berry (but not to Berry stockholders) pursuant to Section 355 of the Code if one or more persons acquire a 50% or greater interest (measured by vote or value) in the stock of Berry or Spinco, directly or indirectly (including through acquisitions of the stock of Glatfelter after the completion of the Merger), as part of a plan or series of related transactions that includes the Spinco Distribution. For this purpose, any acquisitions of Berry or Spinco common stock (including through acquisitions of the stock of Glatfelter after the completion of the Merger) within the period beginning two years before the Spinco Distribution and ending two years after the Spinco Distribution are presumed to be part of such a plan, although Berry, Spinco or Glatfelter, as the case may be, may be able to rebut that presumption, depending on the facts and circumstances. For purposes of this test, the Merger will be treated as part of such a plan. If the IRS were to determine that other acquisitions of Berry common stock or Spinco common stock (including through acquisitions of the stock of Glatfelter after the completion of the Merger), either before or after the Spinco Distribution, were part of a plan or series of related transactions that included the Spinco Distribution, such determination, if sustained, could result in the recognition of a material amount of taxable gain by Berry under Section 355(e) of the Code.

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In general, if Glatfelter (1) breaches certain representations and warranties made by Glatfelter (or by Spinco solely to the extent relating to any tax period beginning after the Merger) in the tax representation letters relating to the Transactions, or (2) takes certain actions that are generally prohibited by the Tax Matters Agreement (as described in further detail above), without regard to whether Glatfelter obtained a private letter ruling from the IRS or an unqualified tax opinion or received Berry’s prior written consent to take such action, and such breach or action results in indemnifiable tax-related losses (e.g., increased taxes, penalties and interest) under the Tax Matters Agreement, Glatfelter generally is required to indemnify Berry for such tax-related losses. If the Spinco Distribution were to be taxable to Berry, and Glatfelter were required to indemnify Berry for material tax-related losses, then this indemnification obligation could be substantial and could have a material adverse effect on Glatfelter.

In addition, changes in tax law could adversely affect the intended tax treatment of the Transactions or could adversely affect Berry’s ability to receive the Tax Opinions or Berry’s or Glatfelter’s ability to rely on the Tax Opinions. For example, legislative proposals in the United States have included provisions that relate to the tax treatment of the Transactions. While the most recent versions of such proposals are not expected to materially impact the intended tax treatment of the Transactions, it is not possible at this time to predict the outcome of these or other proposals.

Cautionary Statement Concerning Forward-Looking Statements

Statements in this Supplement that are not historical, including statements relating to the expected timing, completion and effects of the proposed transaction between Berry and Glatfelter, are considered “forward-looking” within the meaning of the federal securities laws and are presented pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “would,” “could,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” “projects,” “outlook,” “anticipates” or “looking forward,” or similar expressions that relate to strategy, plans, intentions, or expectations. All statements relating to estimates and statements about the expected timing and structure of the proposed transaction, the ability of the parties to complete the proposed transaction, benefits of the transaction, including future financial and operating results, executive and Board transition considerations, the combined company’s plans, objectives, expectations and intentions, and other statements that are not historical facts are forward-looking statements. In addition, senior management of Berry and Glatfelter, from time to time may make forward-looking public statements concerning expected future operations and performance and other developments.

Actual results may differ materially from those that are expected due to a variety of factors, including without limitation: the occurrence of any event, change or other circumstances that could give rise to the termination of the proposed transaction; the risk that the Glatfelter shareholders may not approve the transaction proposals; the risk that the necessary regulatory approvals may not be obtained or may be obtained subject to conditions that are not anticipated or may be delayed; risks that any of the other closing conditions to the proposed transaction may not be satisfied in a timely manner; risks that the anticipated tax treatment of the proposed transaction is not obtained; risks related to potential litigation brought in connection with the proposed transaction; uncertainties as to the timing of the consummation of the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; risks and costs related to the implementation of the separation of the HHNF Business into Spinco, including timing anticipated to complete the separation; any changes to the configuration of the businesses included in the separation if implemented; the risk that the integration of the combined company is more difficult, time consuming or costly than expected; risks related to financial community and rating agency perceptions of each of Berry and Glatfelter and its business, operations, financial condition and the industry in which they operate; risks related to disruption of management time from ongoing business operations due to the proposed transaction; failure to realize the benefits expected from the proposed transaction; effects of the announcement, pendency or completion of the proposed transaction on the ability of the parties to retain customers and retain and hire key personnel and maintain relationships with their counterparties, and on their operating results and businesses generally; and other risk factors detailed from time to time in Glatfelter’s and Berry’s reports filed with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other documents filed with the SEC. These risks, as well as other risks associated with the proposed transaction, are more fully discussed in the Proxy Statement/Prospectus, the Registration Statement and the Form 10 filed with the SEC in connection with the proposed transaction. The foregoing list of important factors may not contain all of the material factors that are important to you. New factors may emerge from time to time, and it is not possible to either predict new factors or assess the potential effect of any such new factors. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available as of the date hereof. All forward-looking statements are made only as of the date hereof and neither Berry nor Glatfelter undertake any obligation to update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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Additional Information and Where to Find It

This Supplement may be deemed to be solicitation material in respect of the proposed transaction between Berry and Glatfelter. In connection with the proposed transaction, Glatfelter filed the Registration Statement with the SEC which was declared effective on September 17, 2024. Glatfelter has also filed a Proxy Statement/Prospectus which was sent to Glatfelter’s shareholders on or about September 20, 2024. In addition, Spinco filed the Form 10 in connection with its separation from Berry. This Supplement is not a substitute for the Registration Statement, Proxy Statement/Prospectus, Form 10 or any other document which Berry and/or Glatfelter may file with the SEC. STOCKHOLDERS OF BERRY AND GLATFELTER ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE REGISTRATION STATEMENT, FORM 10, ANY AMENDMENTS OR SUPPLEMENTS THERETO AND PROXY STATEMENT/PROSPECTUS, BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain copies of the registration statement, Form 10 and Proxy Statement/Prospectus as well as other filings containing information about Berry and Glatfelter, as well as Spinco, without charge, at the SEC’s website, www.sec.gov. Copies of documents filed with the SEC by Berry or Spinco are available free of charge on Berry’s investor relations website at ir.berryglobal.com, including the Form 10, as amended. Copies of documents filed with the SEC by Glatfelter are available free of charge on Glatfelter’s investor relations website at www.glatfelter.com/investors.

No Offer or Solicitation

This Supplement is for informational purposes only and is not intended to and does not constitute an offer to sell, or the solicitation of an offer to sell, subscribe for or buy, or a solicitation of any vote or approval in any jurisdiction, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in which such offer, sale or solicitation would be unlawful, prior to registration or qualification under the securities laws of any such jurisdiction. No offer or sale of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended, and otherwise in accordance with applicable law.

Participants in Solicitation

Berry and its directors and executive officers, and Glatfelter and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Glatfelter common stock and/or the offering of securities in respect of the proposed transaction. Information about the directors and executive officers of Berry, including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Security Ownership of Beneficial Owners and Management” in the definitive proxy statement for Berry’s 2024 Annual Meeting of Stockholders, which was filed with the SEC on January 4, 2024 (www.sec.gov/ixviewer/ix.html?doc=/Archives/edgar/data/0001378992/000110465924001073/tm2325571d6_def14a.htm). Information about the directors and executive officers of Glatfelter including a description of their direct or indirect interests, by security holdings or otherwise, is set forth under the caption “Security Ownership of Certain Beneficial Owners and Management” in the proxy statement for Glatfelter’s 2024 Annual Meeting of Shareholders, which was filed with the SEC on March 26, 2024 (www.sec.gov/ix?doc=/Archives/edgar/data/0000041719/000004171924000013/glt-20240322.htm). Additional information regarding the interests of these participants can also be found in the Registration Statement and the Proxy Statement/Prospectus filed by Glatfelter with the SEC and the Form 10 filed by Spinco with the SEC.

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